Exhibit 99.1

FOR IMMEDIATE RELEASE
Teton Energy Corporation
410 17th Street, Suite 1850
Denver, CO 80202
www.teton-energy.com
Company contact:
Andrea Brown
(303) 565-4600 ext. 101
gkane@teton-energy.com
www.teton-energy.com
Teton Energy Appoints Dominic Bazile as Chief Operating Officer
DENVER February 6, 2007. Teton Energy Corporation (“Teton”) (AMEX: TEC) announced today the appointment of Dominic J. Bazile II to the position of Executive Vice President and Chief Operating Officer. The appointment became effective on February 1, 2007.
“We are pleased to have Dominic’s expertise and experience at Teton,” stated Karl F. Arleth, the Company’s President and Chief Executive Officer. “Dominic comes to us with tremendous experience throughout North America and will be instrumental in helping the Company execute on our mission to become a significant operator consistent with our strategic vision.”
Mr. Bazile comes to Teton after four years at Bill Barrett Corporation as Senior Vice President of Operations and Engineering. While at Bill Barrett, Mr. Bazile grew a technical and operational staff from one to 100 in four years and implemented annual budgets in excess of $300 million to grow production and reserves. Mr. Bazile also played a key role in taking Bill Barrett public on the New York Stock Exchange, whose market capitalization was over $1 billion.
Commented Mr. Bazile: “I am thrilled to be joining Teton. The company has established excellent positions in the Piceance, DJ Basins and the very active Bakken play that we will use as a platform to grow the company into a premier operator. I look forward to being a part of this dynamic team and working with Karl and the rest of the staff to make Teton an unrivaled success.”
Prior to Bill Barrett, Mr. Bazile was a Drilling Manager at Barrett Resources Corporation where his responsibly was to oversee all the drilling, completions and workovers for the company. He skillfully led efforts to reduce drilling time and costs in the Wind River Basin by designing and executing successful drilling of 18,000 to 22,000 foot high temperature and high pressure sour gas wells. Before the company was acquired by Barrett Resources in 1996, Mr. Bazile was an Area Engineer at Plains Petroleum where he was responsible for Permian Basin Assets, including successful efforts in horizontal drilling projects and maintaining lease operating expenses through capital improvements.
Mr. Bazile began his career as a petroleum engineer with Gulf Oil Corporation in the gulf coast region. He obtained his bachelor’s degree in Petroleum Engineering from Louisiana State University and has completed the Harvard Executive Management Program. Mr. Bazile is a member of the Colorado Oil and Gas Association, Independent Petroleum Association of Mountain States, Society of Petroleum Engineers and International Association of Drilling Contractors.
Company Description. Teton Energy Corporation (AMEX: TEC), is an independent oil and gas exploration and production company based in Denver, Colorado. Teton is focused on the acquisition, exploration and development of North American properties and has current operations in the Rocky Mountain region of the U.S. The Company’s common stock is listed on the American Stock Exchange under the ticker symbol “TEC”. For more information about the Company, please visit the Company’s website at www.teton-energy.com.